Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form F-3 No 333-268955) of Nyxoah SA,
(2)	Registration Statement (Form S-8 No. 333-283103) pertaining to the 2024 Warrants Plan of Nyxoah SA,
(3)	Registration Statement (Form S-8 No. 333-269410) pertaining to the 2022 Warrants Plan of Nyxoah SA, and
(4)	Registration Statement (Form S-8 No 333-261233) pertaining to the 2013 Share Incentive Plan, 2016 Warrants Plan, 2018 Warrants Plan, 2020 Warrants Plan, and 2021 Warrants Plan of Nyxoah SA;

of our report dated March 20, 2025, with respect to the consolidated financial statements of Nyxoah SA included in this Annual Report (Form 20-F) of Nyxoah SA for the year ended December 31, 2024.

/s/ EY Réviseurs d’Entreprises / EY Berijfsrevisoren SRL/BV

Diegem, Belgium

March 20, 2025